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                       SECURITIES AND EXCHANGE COMMISSION

                              WASHINGTON, DC 20549

                                -----------------

                                    FORM 8-A

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                    SOURCE ONE MORTGAGE SERVICES CORPORATION
             (Exact name of registrant as specified in its charter)


            DELAWARE                                    38-2011419
(State of incorporation or organization)              I.R.S. employer
                                                    identification no.)


22755 Farmington Road, Farmington Hills, Michigan       48334-3357
     (Address of principal executive offices)           (zip code)


 If this Form relates to the registration of a class     If this form relates to the registration of a class
 of debt securities and is effective upon filing         of debt securities and is to become effective
 pursuant to General Instruction A(c)(1) please          simultaneously with the effectiveness of a
 check  the following box.     /X/                       concurrent registration statement under the
                                                         Securities Act of 1933 pursuant to General
                                                         Instruction A(c)(2) please check the following
                                                         box.    / /

Securities to be registered pursuant to Section 12(b) of the Act:


      Title of each class                                     Name of each exchange on which
      to be so registered                                     each class is to be registered
      -------------------                                     ------------------------------
 9.375% Quarterly Income Capital Securities                    New York Stock Exchange, Inc.
 ("QUICS") (Subordinated Interest Deferrable
 Debentures, Due 2025)

Securities to be registered pursuant to Section 12(g) of the Act:

                                     NONE.
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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.  Description of Registrant's Securities to be Registered.

        The descriptions set forth under the caption "Description of QUICS" included in the final Prospectus included in the Registration Statement on Form S-4 (registration no. 33-62765) of Source One Mortgage Services Corporation is incorporated herein by reference.

Item 2.  Exhibits.

        Pursuant to paragraph I of the "Instructions as to Exhibits" to this form of registration statement, the following exhibits were filed as exhibits with each copy of this Form 8-A filed with the New York Stock Exchange:

     4(a) Form of Indenture between Source One Mortgage Services Corporation and IBJ Schroeder Bank & Trust Company, as trustee.

      (b) Form of First Supplemental Indenture between Source One Mortgage Services corporation and IBJ Schroeder Bank & Trust Company, as trustee.
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                                   SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                         SOURCE ONE MORTGAGE SERVICES
                                          CORPORATION
                                                 (Registrant)


Date:  December 8, 1995                  By  /s/ Mark A. Janssen
                                            -------------------------------
                                                 Name:  Mark A. Janssen
                                                 Title:  Senior Vice President